Exhibit 99.1

Postal Realty Trust, Inc. Provides Fourth Quarter and Full Year 2023 Update

-Acquired 223 Properties for $78 Million in 2023
-Full Year 2023 Weighted Average Capitalization Rate of 7.7%
-96% of Debt Outstanding Set to Fixed Rates
-No Near-Term Debt Maturities

CEDARHURST, N.Y., January 10, 2024 (GLOBE NEWSWIRE)-- Postal Realty Trust, Inc. (NYSE: PSTL) (the “Company”), an internally managed real estate investment trust that owns and manages over 1,900 postal properties leased primarily to the United States Postal Service (the “USPS”), ranging from last-mile post offices to industrial facilities, provided an update on its portfolio, collections, acquisitions, and capital markets activity for the fourth quarter of 2023. The Company also provided an update on its portfolio and balance sheet at year-end as well as on its acquisitions for the full year of 2023.

For the full year 2023, the Company acquired 223 properties leased to the USPS for approximately $78 million, excluding closing costs. These properties comprise approximately 532,000 net leasable interior square feet and have a weighted average rental rate of $12.86 per leasable square foot based on rents in place as of December 31, 2023. These acquisitions were completed at a weighted average capitalization rate of approximately 7.7%.

Andrew Spodek, Chief Executive Officer, stated, “2023 was another strong year for Postal Realty as we added 223 last-mile and flex properties to our portfolio at a weighted average cap rate of approximately 7.7%. We have continued to execute our consolidation strategy by acquiring attractive assets that are important to the Postal Service. We have prudently managed our balance sheet with no near-term debt maturities, 96% of our debt currently set to fixed rates, and $141 million undrawn on our revolving credit facility. Our experienced leadership team, stable cash flows, and strong balance sheet give us confidence that we will continue to create value for our shareholders in 2024.”

Fourth Quarter & Year-End 2023 Update

For the fourth quarter of 2023, the Company collected 100% of its contractual rents and acquired 75 properties leased to the USPS for approximately $20.7 million, excluding closing costs, comprising approximately 153,000 net leasable interior square feet. These acquisitions were completed at a weighted average capitalization rate of approximately 7.7%.

The Company’s owned portfolio was 99.7% occupied comprised of 1,509 properties across 49 states and one territory with approximately 5.9 million net leasable interior square feet and a weighted average rental rate of $9.37 per occupied leasable square foot based on rents in place as of December 31, 2023. The weighted average rental rate consisted of $11.52 per occupied leasable square foot on last-mile and flex properties, and $3.55 on industrial properties.

At the end of 2023, 96% of the Company’s debt outstanding was set to fixed rates and $141 million of the Company’s senior unsecured revolving credit facility was undrawn. The weighted average interest rate of the Company’s total debt outstanding was 4.14%.

During the fourth quarter, the Company settled 198,847 shares of common stock under previous forward sales transactions at a gross sales price of $15.02 per share and issued 227,256 additional shares of common stock at an average gross sales price of $14.32 per share through its at-the-market equity offering program. In addition, the Company issued 450,818 common units in its operating partnership at an average price of $14.01 per unit as part of the consideration for properties acquired during the quarter.

About Postal Realty Trust, Inc.

Postal Realty Trust, Inc. is an internally managed real estate investment trust that owns and manages over 1,900 postal properties leased primarily to the USPS.
Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements.” Forward-looking statements include statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements, including, among others, statements regarding the Company’s anticipated growth and acquisition activity, are based on the Company’s current expectations and assumptions regarding capital market conditions, its acquisition pipeline, the Company’s business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, the Company’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the USPS’s terminations or non-renewals of leases, changes in demand for postal services delivered by the USPS, the solvency and financial health of the USPS and the Company’s other tenants, competitive, financial market and regulatory conditions, disruption in market, general real estate market conditions, the Company’s competitive environment and other factors set forth under “Risk Factors” in the Company’s most recent filings with the U.S. Securities and Exchange Commission. Any forward-looking statement made in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
Investor Relations and Media Relations
Email: Investorrelations@postalrealtytrust.com
Phone: (516) 232-8900
Source: Postal Realty Trust, Inc.